Management Statement Regarding Compliance with the
Application for, and the Order of, Exemption granted by the
Securities & Exchange Commission


February 9, 2004

We as members of management of Pilgrim Baxter &
Associates, Ltd. are responsible for establishing
procedures reasonably designed to achieve compliance
with the conditions set forth in the Application
dated, April 16, 2002, filed by the Company (Rel.
No. IC - 12833) as amended on July 15, 2003 (Rel.
No. IC - 26100) and the Order by the Securities &
Exchange Commission dated August 12, 2003 (Rel. No.
IC - 26148) (the "Order").
We are also responsible for establishing and
maintaining effective internal control to ensure
compliance with the conditions of the Order.  We
have designed our control procedures to achieve the
following objectives as set forth in the Order (all
capitalized terms are defined in the Order):
a)	The Interfund Rate on all Interfund Loans is
higher than the Repo Rate, but lower than the
Bank Loan Rate;
b)	All Interfund Loans comply with the collateral
requirements as set forth in the Order;
c)	All Interfund Loans comply with the percentage
limitations on Interfund borrowing and
lending;
d)	Interfund borrowing and lending demand is
allocated in accordance with procedures
established by PBHG Insurance Series Fund's
Board of Trustees; and
e)	The interest rate on any Interfund Loan does
not exceed the interest rate on any third party borrowings of a borrowing fund at the time of the Interfund Loan.

For purposes of objective d), our control procedures
are designed to reduce, to a relatively low level,
the risk that non-compliance with the allocation
procedures would be material in relation to the
total investment income, net of interest expense, of
a fund which lends or borrows under the Order.  We
assert that Pilgrim Baxter & Associates, Ltd. has
established and maintained procedures reasonably
designed to achieve compliance with the conditions
set forth in the Order as of December 31, 2003 and
for the period ended December 31, 2003.
Pilgrim Baxter & Associates, Ltd.
By:

David J. Bullock
President and Chief Executive Officer

Lee T. Cummings
Vice President



Report of Independent Auditors


To the Board of Directors and Management of Pilgrim
Baxter & Associates, Ltd. and the Board of Trustees
of PBHG Insurance Series Fund:
We have examined management's assertion, included in
the accompanying Management Statement Regarding
Compliance with the Application for, and the Order
of, Exemption granted by the Securities & Exchange
Commission dated February 9, 2004 ("Management
Statement").  The Management Statement asserts that,
as of December 31, 2003, and for the period then
ended, Pilgrim Baxter & Associates, Ltd. (the
"Company") has established and maintained procedures
reasonably designed to achieve compliance with the
conditions set forth in the Application dated April
16, 2002, filed by the Company (Rel. No. IC - 12833)
as amended on July 15, 2003 (Rel. No. IC - 26100)
and the Order by the Securities & Exchange
Commission dated August 12, 2003 (Rel. No. IC -
26148) (the "Order").  Management is responsible for
the Company's compliance with those requirements.
Our responsibility is to express an opinion on
management's assertion about the Company's
procedures to achieve compliance with the conditions
of the Order based on our examination.
Our examination was made in accordance with
attestation standards established by the American
Institute of Certified Public Accountants and,
accordingly, included examining, on a test basis,
evidence about the Company's procedures to achieve
compliance with the Order and performing such other
procedures as we considered necessary in the
circumstances.  Our examination procedures included
an assessment of the establishment and maintenance
of procedures reasonably designed to achieve the
following objectives set forth in the Order (all
capitalized terms are defined in the Order):
a)	The Interfund Rate on all Interfund Loans is
higher than the Repo Rate, but lower than the
Bank Loan Rate;
b)	All Interfund Loans comply with the collateral
requirements as set forth in the Order;
c)	All Interfund Loans comply with the percentage
limitations on Interfund borrowing and lending;
d)	Interfund borrowing and lending demand is
allocated in accordance with procedures
established by PBHG Insurance Series Fund's Board
of Trustees; and
e)	The interest rate on any Interfund Loan does not
exceed the interest rate on any third party borrowings of a borrowing fund at the time of the Interfund Loan.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on PBHG
Insurance Series Fund's compliance with specified requirements of the Order.
Because of inherent limitations on internal control, errors or fraud may occur and not be detected.
Also, projections of any evaluation of internal control over the Interfund Lending Program to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with the control activities may deteriorate.
In our opinion, management's assertion that Pilgrim
Baxter & Associates, Ltd. has established and maintained procedures reasonably designed to achieve compliance with the Order as of December 31, 2003, and for the period then ended, is fairly stated, in all material respects, based upon the criteria set forth in the Order and the accompanying Management
Statement.
This report is intended solely for the information and use of the Board of Directors and management of Pilgrim Baxter & Associates, Ltd., the Board of
Trustees of PBHG Insurance Series Fund, and the
Securities & Exchange Commission and should not be used for any other purposes.


February 9, 2004